Exhibit 99.3

October 27, 2020

Live Oak Acquisition Corp.

774 A. Walker Road

Great Falls, Virginia 22066

Consent to Reference in Proxy Statement/Prospectus

Live Oak Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Stephen E. Croskrey
Stephen E. Croskrey